VISION GLOBAL SOLUTIONS INC.

CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003

VISION GLOBAL SOLUTIONS INC.

TABLE OF CONTENT

Auditors' Report

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Earnings

Consolidated Statement of Deficit

Consolidated Balance Sheet

Consolidated Statement of Cash Flows

Notes to the Consolidated Financial Statements

Auditor's Report

To the Shareholders of

VISION GLOBAL SOLUTIONS INC.

I have audited the consolidated balance sheet of VISION GLOBAL SOLUTIONS INC. as at March 31, 2003 and the consolidated statements of earnings, comprehensive income (loss), deficit and cash flows for the year then ended. These financial statements are the responsibility of the company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards in the United States. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation.

In my opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at March 31, 2003 and the results of its operations and its cash flows for the year then ended in accordance with generally accepted accounting principles in the United States.

Montreal, July 25, 2003

Gilles Héon Chartered Accountant

7421 St-Denis

Montréal, Qc Canada H2R 2E5

Téléphone: 514-270-0099 Fax: 514-270-3286

Vision Global Solution Inc.

Consolidated Statement of Earnings for the year ended March 31,
(in US $)		2003	2002

Revenus
Sales of software		$393,615	$203,692
Sales of services		658,986	887,357

		1052601	1,091,049

Cost of sales		455,788	410,243

Gross Margin		596,813	680,806

Operating expenses
Selling		183,852	194,110
Products enhancement		73,708	362,152
Administrative		385,620	645,381
Financial		30,381	34,512

		673,561	1,236,155

Loss from operations		(76,748)	(555,349)

Income taxes
Future			195,094

Net loss	S	(76,748)	$(750,443)

Net loss per share - Basic and diluted		(0.002)	(0030)

Weighted avreage number of shares - Basic and diluted		31,995,825	24,596,942

Vision Global Solution Inc.

Consolidated Statement of Deficit for the year ended March 31
(in US $)	2003	2002

Balance, beginning of the year	$(1,574,360)	$(823,917)

Net loss	(76,748)	(750,443)

Balance, end of year	$(1,651,108)	$(1,574,360)

Consolidated Statement of Comprehensive Loss for the year ended March 31
	2003	2002

Net loss	$(738,938)	$(750,443)

Unrealized forcing currency gains (losses) during the period	14,801	11,505

	$(724,137)	$(738,938)

Vision Global Solution Inc.

Consolidated Balance Sheet as at March 31
	2003	2002
(in US $)

Current assets
Cash	$1,658	$17,382
Accounts receivable	189,534	132,815
Current portion of note receivable	11,870	22,041

	203,062	172,238

	-	11,870
Note receivable (Note 4)

Fixed assets (Note 5)	80,418	98,890
	$283,480	$282,998

Current liabilities
Bank loan (Note 7)	$19,163	$34,765
Accounts payable	281,065	280,329
		-
Income taxes payable	4,682
Deferred revenues	106,822	156,955
Current portion of obligations under capital leases	8,886	15,190
Current portion of long-term debt	67,851	26,354

	488,470	513,593

Obligations under capital leases (Note 9)	615	8,867
Long-term debt (Note 10)	288,999	294,437
Preferred Class "H" Shares (Note 11)	357,315	350,857

	1,135,399	1,167,754
Shareholders' deficiency
Capital-Stock (Note 13)	750,099	655,316
Deficit	(1,651,108)	(1,574,360)
Accumulated other comprehensive income	49,089	34,288

	(851,919)	(884,756)

	$283,480	$282,998

Administrateur

VISION GLOBAL SOLUTIONS INC.

Consolidated Statement of Cash Flows for the year ended March 31,
(in US $)
	2003	2002

Operating activities

Net loss	$(76,748)	$(750,443)

Items not requiring (providing) cash

Depreciation of fixed assets	30,920	39,461
Research and development tax credits non granted	-	144,741
	-	195,094
Future income taxes

	(45,827)	(371,147)

Net change in non-cash working capital items	(83,368)	243,669
	(129,195)	(127,478)

Investing activities

Acquisition of fixed assets	(5,103)	(965)
Note receivable	22,041	(34,633)

	16,938	(35,598)
Financing activities
Bank loan	(15,602)	(132,536)
Obligations under capital leases	(14,556)	(17,039)
Long-term debt	36,059	(104,661)
Issuance of shares	90,632	252,358

	96,533	(1,878)

Effect of foreig currency transaction on cash	(3,487)	6,269

Net increase (decrease) in cash	(15,724)	(158,655)

Cash, beginning of year	17,382	176,037

Cash, end of year	$1,658	$17,382

VISION GLOBAL SOLUTIONS INC.

(US $)

Notes to Consolidated Financial Statements for the year ended March 31, 2003

1. Consolidated financial statements

These consolidated financial statements include the accounts of Vision Global Solutions Inc. And its subsidiaries A.R.T.I. Vision Inc. and Vision/R4 Corporation (the Group).

2. Significant accounting policies

a) Basis of presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (US GAAP) and have been originally prepared in Canadian dollars and then translated in US dollars (the reporting currency) under the requirements of SFAS No. 52

b) Principe of consolidation

These consolidated financial statements include the accounts of Vision Global Solutions Inc for the year ended March 31, 2003 and its wholly-owned subsidiaries A.R.T.I. Vision Inc. And Vision/R4 Corporation for the year ended March 31, 2003

c) Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods presented. Actual results could differ from estimates made by management.

d) Revenue recognition

The Company recognizes revenue under the requirements of AICPA, Statement of Position (SOP) No. 97-2 since 1998. It has also adopted the requirements of SOP 98-4 and SOP 98-9.

The Company recognizes revenue from sales of software upon evidence of an agreement (written contract between both parties), the delivery of the software and the determination that collection of a fix or determinable fee is probable.

Sales' agreements may contain certain elements other than the software licences such as installation, consulting, training and specific modifications to the software asked by the customer. For multiple elements arrangements, the Company establishes vendor-specific objective evidence of fair value of the multiple elements based upon the price established by management having the relevant authority and certainty that the price will not change before the separate introduction of the element into the market place. Revenue allocated to the software is recognized upon delivery and revenue allocated to services are recognized using the percentage of completion method. Objective evidence of fair value for each element usually exists and each element are listed separately on the agreement.

If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value exists for undelivered elements of until all elements of the arrangement are delivered. When the sales of software require significant consultation and customization or modification of the software, both sale of software and services are recognized in accordance with the provisions OF sop 81-1 using the percentage of completion method based on costs inputs.

Product support and other services

Maintenance service revenue is allocated over the term, generally one year but up to three years. Revenues from training, consultation and technical support are recognized as the services are performed.

e) Fixed assets

Tangible assets are recorded at cost and depreciated over their estimated useful lives as follows:
	Methods	Period/Rates

Office furniture and equipment	Declining	20%
	Declining	30%
Computer equipment
Leasehold improvements	Straight-line	3 years
Software	Declining	30%

The management regularly reviews the carrying values of the fixed assets. If the carrying value of the fixed assets exceeds the amount recoverable, a write-down is debited to the consolidated statement of income.

f) Foreign currency transactions

Monetary assets and liabilities are translated at the rate of exchange in effect at year-end. Other assets and liabilities are translated at their historic rates. Items appearing in the statement of income are translated at average year rates. Exchange gains or losses are included in the statement of income.

3. Information on income
	2003	2002

	$30,920	$39,461
Amortization on fixed assets
	$8,498	$34,512
Interest expenses
	$15,101	$(144,741)
Research and development tax credits (not granted)

4. Note receivable
	2003	2002

Note receivable repayable by monthly installments of $ 2,037 including principal and interest at 10%. ,maturing
	$11,870	$33,911
September2003.

Current portion of note receivable	(11,870)	(22,041)

	$-	$11,870

6. Fixed assets

			2003	2002

		Accumulated	Net	Net
	Cost	depreciation	value	value

Tangible assets
Office, furniture and equipment	$33,728	$25,214	$8,514	$9,780
Computer equipment	154,468	129,302	25,166	32,937
Leasehold improvements	10,843	10,843		410
	199,038	165,359	33,680	43,127

Assets under capital leases:
Office furniture and equipment	7,451	3,018	4,433	5,821
Computer equipment	66,203	39,737	26,466	34,745
	73,654	42,755	30,899	40,566

Intangible assets:
Softwares	80,929	65,090	15,840	15,197

	$ 353,622	$273,204	$80,418	$98,890

7. Bank loan

The Company has credit facilities bearing interest at prime rate plus 1.75%, secured by the trade accounts receivable and the endorsements of a director and a company controlled by a director. The bank loan is renewable in August 2003. The Company's subsidiaries have to maintain a combined working capital ratio of at least 1:1 and a combined debt/equity ratio of 2.5 or less. As at March 31, 2003, the Company does not respect these ratios.

9. Obligations under capital leases

	2003	2002

Capital lease contract for the financing of computer equipment, repayable by monthly installments of $ 1040 and one final payment
of$ 3,153, bearing interest at 12.40%, maturing in June 2002	$-	$5,233
Capital lease contracts for the financing of computer equipment, repayable by monthly installments of $ 679, bearing interest at
16.95%, maturing in June 2003	5,190	12,898

Capital lease contract for the financing of office furniture and equipment, repayable by monthly installments of$ 124, bearing
interest at 16.77%, maturing in june 2004	2,021	3,361

Capital lease contract for the financing of office furniture and equipment, repayable by monthly installments of $ 101, bearing
interest at 5.90%, maturing in May 2004	1,546	2,642

Capital lease contract for the financing of computer equipment, repayable by monthly installments of$ 134 and one final payment
of$ 6, bearing interest at 16.80%, maturing in January 2004	1,462	3,091
Total amount of future minimum lease payments	10,220	27,225

Executory costs and interest included in the installments	(718)	(3,168)

	9,501	24,057

Current portion of obligations under capital leases	(8,886)	(15,190)

	615	8,867

Future minimum payments under capital leases required in each of the next three years are as follows:

2004	9,602
2005	626

9. Long-term debt	2003	2002

Loan of 282,946 repayable in monthly instalments of 3,769 $, capital and interest, beginning January 2003. The Company's subsidiaries have to maintain a combined working capital ratio of 0.75 and a combined debt/equity ratio of 2.5 or less. As at March 31, 2003, the company does not respect these ratios.

	$168,335	$176,974
Loan of$ 31,275, repayable in monthly installments of$ 869, plus interest at prime rate plus 3%, maturing in February 2003, secured by computer equipment. The Company and a company under common
control have to maintain a combined working capital ratio of 1:1 or more and a debt/equity ratio of 2.5 or less. As at March 31, 2003, the debt'
equity ratio is not respected.	-
		10,425

Loan from a Director, non-interest bearing and no specific terms of
repayment.	7,098	7,729

Loan from Shareholders, non-interest bearing and no specific terms of
repayment.	57,360

Loan of $ 63,715, non-interest bearing, repayable in four consecutive
equal annual installments, maturing September 2005.	62,139	63,715

Loan from the parent company, non-interest bearing, no maturity date and no specific terms of repayment, subordinated to the complete repayment of all other obligations of the Company
	61,919	61,948

	356,851	320,791

Current portion of long-term debt	(67,851)	(26,354)

	288,999	294,437

Principal repayments required in each of the next five year are as follows: 2004, $67,791.24; 2005, $ 67,791; 2006, $55,441; 2007, $40,878; 2008, $39,939.

10. Preferred Class "H" shares

525,000 Class "H" shares of A.R.T.I. Vision Inc. with a fixed preferential and cumulative dividend of 3% per annum calculated on the redual balance of the preferred shares, starting March 2006. The shares are redeemable by monthly installments of$ 5,950 ($ 0.68 per share) starting April 2008 folloing the complete repayment of the loan from La Financiere du Québec (formely Invertissement Québec).

13. Capital Stock

Authorized:

An unlimited number without par value of:

Class"A", voting and participating

From the wholly-owned subsidiary A.R.T.I. Vision Inc. , Class "D", preferential and non-cumulative monthly dividend of 1% calculated on the redemption price, redeemable for the amount of paid-up capital plus all declared but unpaid dividends, plus a premium equal to the difference between toh paid-up capital and the fair market value of the assets received by the Company at the issuance of these shares. The redeemable price of Class "D" shares is $ 1 per share plus any declared but unpaid dividends
		2003	2002

Stated:
31,995,825 Class "A" shares (26,054,820 in 2002)		$515,973	$425,421

344,000 Class "D" shares		234,126	229,895
	S	750,099	$655,316

The Company issued during the year 5,941,005 Class " A" shares for a total cash consideration of $ 90,552.

15. Interest paid and income taxes (including research and development tax credits) cashed

		2003	2002

Interest paid	S	46,617	$50,916

Income taxes (including research and development tax credits) cashed		$-	$(306,055)

16 Financial instruments

a) Credit risk

The Company is not exposed to significant risk from any particular customer or other business counterpart. The Company reviews the financial position of its customers on a continuous basis and examines the historical line of credit of any new customer. The Company sets up an allowance for doubtful accounts taking into consideration the credit risk of specific customers, the historical trends and other information.

b) Interest rate risk

The interest rate risk of the Company is limited. A change of 1% in the interest rates would not have an important effect on the income or the financial position of the Company.

c) Currency risk

Approximately ___% of the Company's sales and all its purchases of softwares are done in US dollars. Therefore, some assets and liabilities are exposed to foreign currency fluctuations. The Company does not hold financial instruments to manage foreign currency fluctuations risk.

d) Fair market value

The carrying amount of current assets, bank loan and payables approximates fair market value because of the short-term nature of these instruments.

17. Commitments

The Company's total obligations under the terms of leases expiring June 30, 2008 amount to $ 345,507 payable as follows over the next five years: 2004, $ 77,791; 2005, $ 77,791; 2006, $ 80,092; 2207, $ 78,866. 2208, $ 30,967.

18. Related party transactions

During the year, the Company had the following transactions with related companies:
	2003		2002

Company controlled by a director:
		$-	$14,760
Consulting fees

These transactions occurred in the normal course of business and are stated at their exchange value, which is the amount of consideration established and accepted to by the related parties.

19. Comparatives figures

Certain comparatives figures have been reclassified to conform to 2003 presentation